Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President
and Chief Financial Officer
(973) 305-4003

Valley National Bancorp Releases 2016 Annual Dodd-Frank Act
Stress Test Disclosure
WAYNE, N.J. – Tuesday, October 18, 2016 – Valley National Bancorp (NYSE: VLY) released its 2016 Annual Dodd-Frank Act Stress Test Disclosure for Valley National Bancorp and Valley National Bank, its principal subsidiary.
The results are calculated using capital action assumptions consistent with the Dodd-Frank Act Stress Test rules. Results are based on a forward-looking exercise using a hypothetical severely adverse macroeconomic scenario developed by the Board of Governors of the Federal Reserve System which do not represent Valley’s economic forecast.
The full disclosure, including a summary of the supervisory severely adverse scenario and additional information regarding the methodologies used to conduct the stress test, may be found under the Shareholder Relations section of Valley’s website at www.valleynationalbank.com.
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $21.8 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 210 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.
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1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 fax: 973-696-2044 www.valleynationalbank.com